FIRST AMENDMENT TO AGREEMENT OF SALE

     THIS FIRST AMENDMENT TO AGREEMENT OF SALE (this "Amendment") is made and entered into as of this 10th day of June, 1997, by and between G/B INVESTMENTS, INC., a Colorado corporation ("Purchaser") and ERINDALE INVESTORS, an Illinois limited partnership ("Seller").

                                  WITNESSETH

     WHEREAS, Seller and Purchaser are parties to that certain Agreement of Sale (the "Agreement"), and Escrow Agreement ("Escrow Agreement") both dated June 1, 1997 pursuant to which Purchaser has agreed to purchase and Seller has agreed to sell certain Property (as defined in the Agreement) legally described and depicted on Exhibit A attached to the Agreement; and

     WHEREAS, Seller and Purchaser desire to amend the Agreement in accordance with the terms of this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

     1. All terms not otherwise defined herein shall have the meanings ascribed to each in the Agreement.

     2. The first sentence of Paragraph 12.a of the Agreement is hereby deleted and the following sentence inserted into its place: "Rents (exclusive of delinquent rents, but including prepaid rents); refundable security deposits (which will be assigned to and assumed by Purchaser and credited to Purchaser at Closing): water and other utility charges; fuels; prepaid operating expenses, i.e., service contracts; management fees in the amount of 5% of collections; real and personal property taxes for the current year; operating expenses which are reimbursable by the tenants from January 1, 1997 to the Closing Date (provided however, that the expenses related to any pre 1997 roof repair and any unusual expenses in excess of $5,000 per occurrence which occur from January 1, 1997 to the Closing Date shall not be prorated) less any amount previously paid by the tenants shall be credited to Seller; and other similar items shall be adjusted ratably as of 12:01 A.M. on the Closing Date ("Proration Date"), and credited or debited to the balance of the cash due at Closing."

     3.  The Closing Date for the transaction shall be July 1, 1997.

     4. Purchaser hereby waives any and all rights it may have to terminate the Agreement during the Approval Period and for any reasons relating to the Financing Contingency. Purchaser hereby waives the right to send a Notice of Disapproval and the Financing Contingency is hereby removed.
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     5.  Concurrently herewith Purchaser will deposit the sum of Two Hundred
Thousand and No/100 Dollars ($200,000.00) into escrow with the Escrow Agent, which sum represents the entire Earnest Money for this transaction and which shall be nonrefundable except upon an event of default by Seller.

     6. Except as amended hereby, the Agreement and Escrow Agreement shall be and remain unchanged and in full force and effect in accordance with their terms.

     7. This Amendment may be executed in counterparts each of which shall be deemed an original, but all of which, when taken together shall constitute one and the same instrument. To facilitate the execution of this Amendment, Seller and Purchaser may execute and exchange by telephone facsimile counterparts of the signature pages, with each facsimile being deemed an "original" for all purposes.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

                              PURCHASER:

                              G/B INVESTMENTS, INC.,
                              a Colorado corporation

                              By:   /s/ Ian C. Griffis
                                   -----------------------------
                              Name:     Ian C. Griffis
                                   -----------------------------
                              Its:      Officer
                                   -----------------------------


                              SELLER:

                              ERINDALE INVESTORS,
                              an Illinois limited partnership

                              By:  Balcor Equity Partners-III, an Illinois
                                   general partnership, its general partner

                                   By:  The Balcor Company, a Delaware
                                        corporation

                                        By:   /s/ Michael J. Becker
                                             --------------------------------
                                        Name:     Michael J. Becker
                                             --------------------------------
                                        Its:      Managing Director
                                             --------------------------------